UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: November 7, 2011

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On November 7, 2011, Hornbeck Offshore Services, Inc. (the “Company”) announced that its Board of Directors has approved a new vessel construction program for its wholly-owned subsidiary, Hornbeck Offshore Services, LLC. The Company plans to build sixteen U.S.-flagged 300 class DP-2 new generation offshore supply vessels (“OSV”) for its Upstream business segment with options to build an additional 16 substantially similar vessels should future market conditions warrant their construction. This will be the Company’s eighth vessel newbuild program since its inception in 1997, and its fifth newbuild program involving state-of-the-art, technologically advanced new generation OSVs.

The Company expects the aggregate cost of the first 16 vessels under this program to be approximately $720 million, excluding construction period interest. Construction costs will be funded with cash on-hand, projected free cash flow from operations, other external financing and, if necessary, available capacity under the Company’s currently undrawn and recently expanded $300 million revolving credit facility.

Delivery of the first 16 vessels to be constructed under this program is expected to occur on various dates during 2013 and 2014, which should coincide with the delivery of approximately 145 incremental floaters and high-specification jack-up drilling rigs currently under construction worldwide, during the same time frame. Upon completion of the first phase of this OSV newbuild program at the end of 2014, the Company projects that the weighted-average age, based on deadweight tons, of its pro forma 67-vessel fleet of new generation OSVs will be seven years. The Company is now in the process of finalizing negotiations with selected domestic shipyards and expects to enter into definitive contracts in the near future.

These new 300 class OSVs are particularly well-suited for the increased demands of deepwater and ultra-deepwater customers for high-specification vessels, while maintaining an overall size that maximizes efficiency from an operating cost perspective. These vessels will be built in the United States, which qualifies them for coastwise trade in the U.S. Gulf of Mexico, or the GoM, under the Jones Act; however, the Company expects them to service the anticipated increase in deepwater and ultra-deepwater drilling activity in all three of the Company’s core geographic markets of the GoM, Brazil and Mexico. The 300 class DP-2 vessel design contemplated by this newbuild program features 6,000 deadweight tons and 20,000 barrels of liquid mud carrying capacity. The length and high load capacity of these OSVs also make them ideal candidates for conversion into deepwater construction service and for subsea inspection, repair and maintenance work. The Company expects these new 300 class vessels to offer double the deadweight tons and more than double the liquid mud capacity of its 240 class OSVs, which should allow the 300 class OSVs to command higher dayrates commensurate with their increased size and capabilities.

The following table provides information as of November 7, 2011, regarding our fleet of new generation Upstream vessels.

New Generation Upstream Vessels

Name (1)	Design	Current Service Function	Current Location	In-Service Date	Deadweight (long tons)	Liquid Mud Capacity (barrels)	Brake Horsepower	DP Class (2)
Active:
MPSVs
HOS Achiever	430	Multi-Purpose (FF)	GoM	Oct 2008	8,500	n/a	8,000	DP-3
HOS Iron Horse	430	Multi-Purpose (FF)	GoM	Nov 2009	9,000	n/a	8,000	DP-3
HOS Centerline	370	Multi-Purpose	GoM	Mar 2009	8,000	32,000	6,000	DP-2
HOS Strongline	370	Multi-Purpose	GoM	Mar 2010	8,000	32,000	6,000	DP-2

OSVs
300 class (Over 5,000 DWT)
HOS Newbuild #1	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #2	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #3	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #4	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #5	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #6	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #7	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #8	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #9	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #10	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #11	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #12	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #13	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #14	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #15	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Newbuild #16	300	Supply	TBD	TBD	6,000 est.	20,000 est.	8,000 est.	DP-2
HOS Coral	290	Supply	GoM	Mar 2009	5,600	15,200	6,100	DP-2
280 class (3,500 to 5,000 DWT)
Independence (3)	265	Well Stimulation	GoM	Nov 2001	3,756	10,700	6,700	DP-2
HOS Brimstone	265	Supply	GoM	Jun 2002	3,756	10,400	6,700	DP-2
HOS Stormridge	265	Supply	Brazil	Aug 2002	3,756	10,400	6,700	DP-2
HOS Sandstorm	265	Supply	Brazil	Oct 2002	3,756	10,400	6,700	DP-2
240 class (2,500 to 3,500 DWT)
HOS Saylor	240	Well Stimulation (FF)	Mexico	Oct 1999	3,322	n/a	8,000	DP-1
HOS Navegante (4)	240	Supply (FF)	Brazil	Jan 2000	3,322	6,000	7,845	DP-1
HOS Resolution	250EDF	Supply	Brazil	Oct 2008	2,950	8,300	6,000	DP-2
HOS Mystique	250 EDF	ROV Support	GoM	Jan 2009	2,950	8,300	6,000	DP-2

Name (1)	Design	Current Service Function	Current Location	In-Service Date	Deadweight (long tons)	Liquid Mud Capacity (barrels)	Brake Horsepower	DP Class (2)
HOS Black Powder	250 EDF	Military	Other U.S.	Jun 2009	2,900	8,300	6,000	DP-2
HOS Westwind	250 EDF	Military	Other U.S.	Jun 2009	2,900	8,300	6,000	DP-2
HOS Eagleview	250 EDF	Military	Other U.S.	Oct 2009	2,900	8,300	6,000	DP-2
HOS Arrowhead	250 EDF	Military	Other U.S.	Jan 2010	2,900	8,300	6,000	DP-2
HOS Pinnacle	250 EDF	Supply	Brazil	Feb 2010	2,950	8,300	6,000	DP-2
HOS Windancer	250 EDF	Supply	Brazil	May 2010	2,950	8,300	6,000	DP-2
HOS Wildwing	250 EDF	Supply	Brazil	Sept 2010	2,950	8,300	6,000	DP-2
HOS Bluewater	240 ED	Supply	Brazil	Mar 2003	2,850	8,300	4,000	DP-2
HOS Gemstone	240 ED	Supply	Brazil	Jun 2003	2,850	8,300	4,000	DP-2
HOS Greystone	240 ED	Supply	Brazil	Sep 2003	2,850	8,300	4,000	DP-2
HOS Silverstar	240 ED	Supply	GoM	Jan 2004	2,850	8,300	4,000	DP-2
HOS Polestar	240 ED	Supply	Other Latin America	May 2008	2,850	8,300	4,000	DP-2
HOS Shooting Star	240 ED	Supply	GoM	Jul 2008	2,850	8,300	4,000	DP-2
HOS North Star	240 ED	Supply	GoM	Nov 2008	2,850	8,300	4,000	DP-2
HOS Lode Star	240 ED	Supply	GoM	Feb 2009	2,850	8,300	4,000	DP-2
HOS Silver Arrow	240 ED	Supply	Other Latin America	Oct 2009	2,850	8,300	4,000	DP-2
HOS Sweet Water	240 ED	Supply	GoM	Dec 2009	2,850	8,300	4,000	DP-2
200 class (1,500 to 2,500 DWT)
HOS Innovator	240 E	Supply	GoM	Apr 2001	2,380	5,500	4,500	DP-2
HOS Dominator	240 E	Military	Other U.S.	Feb 2002	2,380	6,400	4,500	DP-2
HOS Deepwater	240	Supply (FF)	Mexico	Nov 1999	2,250	6,300	4,500	DP-1
HOS Cornerstone	240	Supply	GoM	Mar 2000	2,250	6,300	4,500	DP-1
HOS Hope	200	Supply	Brazil	Jan 1999	2,250	4,100	4,200	DP-1
HOS Beaufort	200	Well Stimulation	Mexico	Mar 1999	2,250	4,100	4,200	DP-1
HOS Hawke	200	Well Stimulation (FF)	Mexico	Jul 1999	2,250	4,100	4,200	DP-1
HOS Byrd	200	Supply	GoM	Aug 1999	2,250	4,100	4,200	DP-1
HOS Douglas	200	Supply	Middle East	Apr 2000	2,250	4,100	4,200	DP-1
HOS Davis	200	Supply	GoM	Jun 2000	2,250	4,100	4,200	DP-1
HOS Nome	200	Supply	Middle East	Aug 2000	2,250	4,100	4,200	DP-1
HOS North	200	Supply	Brazil	Oct 2000	2,250	4,100	4,200	DP-1
HOS St. James	200	Supply	Brazil	Oct 1999	2,246	4,100	4,200	DP-1
HOS St. John	200	Supply	Brazil	Jan 2000	2,246	4,100	4,200	DP-1
HOS Crossfire	200	Supply (FF)	Mexico	Nov 1998	1,750	3,600	4,000	DP-1
HOS Super H	200	Supply	GoM	Jan 1999	1,750	3,600	4,000	DP-1
HOS Brigadoon	200	Supply (FF)	Mexico	Mar 1999	1,750	3,600	4,000	DP-1
HOS Thunderfoot	200	Supply	Mexico	May 1999	1,750	3,600	4,000	DP-1
HOS Dakota	200	Supply (FF)	Mexico	Jun 1999	1,750	3,600	4,000	DP-1
HOS Explorer	220	Supply	GoM	Feb 1999	1,607	3,100	3,900	DP-1

Inactive: (5)
OSVs
200 class (1,500 to 2,500 DWT)
HOS Trader	220	Supply	GoM	Nov 1997	1,607	3,100	3,900	DP-1
HOS Voyager	220	Supply	GoM	May 1998	1,607	3,100	3,900	DP-1
HOS Express	220	Supply	GoM	Sep 1998	1,607	3,100	3,900	DP-1
HOS Mariner	220	Supply	GoM	Sep 1999	1,607	3,100	3,900	DP-1
HOS Pioneer	220	Supply	GoM	Jun 2000	1,607	3,100	4,200	DP-1

FF – foreign-flagged

(1)	Excludes one conventional OSV acquired with the Sea Mar Fleet in August 2007. This vessel, the Cape Breton, is considered a non-core asset and is currently inactive and marketed for sale.
(2)	“DP-1,” “DP-2” and “DP-3” mean various classifications, or equivalent, of dynamic positioning systems on new generation vessels to automatically maintain a vessel’s position and heading.
(3)	The BJ Blue Ray was renamed the Independence in 2010 due to the BJ Services/Baker Hughes merger and the resulting vessel charter assignment to a third party.
(4)	The HOS Navegante, a foreign-flagged AHTS, is used primarily for its OSV capabilities.
(5)	As a result of soft Upstream market conditions that occurred preceding and during the Obama Administration’s drilling moratorium and the subsequent de facto regulatory moratorium, we stacked a total of 15 OSVs. Because of improving market conditions, we have returned all but five to service.

In connection with our OSV Newbuild Program #5, the Company has updated certain of its risk factors and a discussion of its competitive strengths and strategies, which are set forth below in their entirety. Certain industry terms used below are defined in the “Glossary of Terms” appearing immediately after the discussion of competitive strengths and strategies.

The failure to successfully contract for and complete our OSV Newbuild Program #5 or repairs, maintenance and routine drydockings on schedule and on budget could adversely affect our financial condition and results of operations.

On November 7, 2011, we announced our OSV Newbuild Program #5. We have not yet finalized the shipyard contracts for this newbuild program. We also routinely engage shipyards to drydock our vessels for regulatory compliance and to provide repair and maintenance. Our OSV Newbuild Program #5 and drydockings are subject to the risks of delay and cost overruns inherent in any large construction project, including shortages of equipment, lack of shipyard availability, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, including costs of steel, inability to obtain necessary certifications and approvals and shortages of materials or skilled labor. Inability to successfully contract for or significant delays under our OSV Newbuild Program #5 could have a material adverse effect on anticipated contract commitments or anticipated revenues. Further, significant delays with respect to other possible newbuild programs or the conversion or drydockings of vessels could result in similar adverse effects to our anticipated contract commitments or revenues. Significant cost overruns or delays for vessels under construction, conversion or retrofit not adequately protected by liquidated damages provisions, in general could adversely affect our financial condition and results of operations. In addition, our Upstream vessels are sometimes chartered or hired to provide services to a specified drilling rig or project. A delay in the availability of the drilling rig or other project delays may have an adverse impact on our utilization of the contracted vessel and thus on our financial condition and results of operations.

Increases in the supply of vessels could decrease dayrates.

In addition to our OSV Newbuild Program #5, certain of our competitors have announced plans to construct new vessels to be deployed in domestic and foreign locations. A remobilization to the GoM oilfield of U.S.-flagged vessels currently operating in other regions or in non-oilfield applications would result in an increase in vessel capacity in the GoM, one of our core markets. Similarly, vessel capacity in foreign markets, including our core markets of Mexico and Brazil, may also be impacted by U.S.-flagged or other vessels migrating to such foreign locations. Construction of double-hulled, ocean-going tank barges has increased ocean-going tank barge capacity. Further, a repeal, suspension or significant modification of the Jones Act, or the administrative erosion of its benefits, permitting vessels that are either foreign-flagged, foreign-built, foreign-owned, foreign-controlled or foreign-operated to engage in the U.S. coastwise trade, would also result in an increase in capacity. Any increase in the supply of OSVs or MPSVs, whether through new construction, refurbishment or conversion of vessels from other uses, remobilization or changes in law or its application, could not only increase competition for charters and lower utilization and dayrates, which would adversely affect our revenues and profitability, but could also worsen the impact of any downturn in the oil and gas industry on our results of operations and financial condition. Similarly, any increase in the supply of ocean-going tank barges, could not only increase competition, domestically and internationally, for charters and lower utilization and dayrates, which could negatively affect our revenues and profitability, but could also worsen the impact of any reduction in domestic consumption of refined petroleum products or crude oil on our results of operations and financial condition. Because some services provided by MPSVs are not protected by the Jones Act, foreign competitors may bring MPSVs to the GoM or build additional MPSVs that we will compete with domestically or internationally.

We may not have the funds available or be able to obtain the funds necessary to meet the obligations relating to our OSV Newbuild Program #5, as well as the obligations related to the first put option under our 1.625% convertible senior notes in 2013 and the coming maturity of our 6.125% senior notes in 2014.

Under our OSV Newbuild Program #5, it is anticipated that we will be required to spend approximately $720 million, excluding capitalized construction period interest, for the construction of the initial sixteen 300 class DP-2 OSVs that we intend to order. The amounts required to fund OSV Newbuild Program #5 represent a substantial capital commitment. We expect the obligations relating to this newbuild program to be paid, over time through 2014, based on construction milestones. In November 2013, holders of the 1.625% convertible senior notes may require us to purchase their notes for cash. In November 2014, our 6.125% senior notes mature. To the extent that cash on hand and cash flow from operations are not sufficient to meet these obligations we plan on drawing on our amended and restated credit facility, selling non-core assets and arranging for additional financing. Nevertheless, there can be no assurance that we will be able to sell our non-core assets or arrange for additional financing on acceptable terms. Further, under our amended and restated credit facility, we must meet certain liquidity requirements before we are permitted to purchase or repay our 1.625% convertible senior notes and our 6.125% senior notes. Failure to meet our obligations related to the OSV Newbuild Program #5, the 1.625% convertible senior notes and the 6.125% senior notes may result in the acceleration of our other indebtedness and result in a material adverse effect on our financial condition and results of operations.

Our Competitive Strengths

Technologically Advanced Multi-Class Fleet of Upstream Vessels. Over the past 14 years, we have assembled a multi-class fleet of 51 new generation OSVs and four MPSVs comprised of 12 discrete vessel designs capable of servicing a broad array of our customers’ needs throughout the life cycle of a field, from exploratory drilling to decommissioning. These vessels incorporate sophisticated technologies and are designed specifically to operate safely in complex and challenging environments. These technologies include dynamic positioning, roll reduction systems and controllable pitch thrusters, which allow our vessels to maintain position with minimal variance, and our unique cargo handling systems, which permit high volume transfer rates of liquid mud and dry bulk materials. Our vessels offer our customers a compelling value proposition because of their fuel efficiency, larger size requiring fewer trips, advanced mud handling systems, and larger weather windows which result in less drilling rig downtime. As a result, we believe that we earn higher average dayrates and maintain higher utilization rates than our competitors due to the superior capabilities of our OSVs, our track record of safe and reliable performance and the collaborative efforts of our in-house design team in providing marine solutions to our customers.

Young OSV Fleet. We believe that we operate one of the youngest fleets of U.S.-flagged OSVs. While the average age of the industry’s conventional 180’ U.S.-flagged OSV fleet is over 30 years, the average age of our 51-vessel OSV fleet is approximately eight years. Upon the completion of construction of the first 16 vessels of our fifth OSV newbuild program, discussed below, at the end of 2014, we project that the weighted-average age, based on DWT, of our 67-vessel OSV fleet will be seven years. Newer vessels generally experience less downtime and require significantly less maintenance and scheduled drydocking costs compared to older vessels. We believe that our operation of new, technologically advanced OSVs gives us a competitive advantage in obtaining long-term contracts for our vessels and in attracting and retaining crews.

Commitment to Safety and Quality. As part of our commitment to safety and quality, we have voluntarily pursued and received certifications and classifications that are not generally held by other companies in our industry. Safety is an increasingly important consideration for oil and gas operators due to the environmental and regulatory sensitivity associated with offshore drilling and production activity, particularly in the post-Macondo operating environment. We believe that customers recognize our commitment to safety and that our strong reputation and performance history provide us with a competitive advantage.

Leading Presence in Our Core Markets. Out of 139 companies that own and operate new generation OSVs worldwide, we believe that we are the fourth largest and that we are one of the top three operators of new generation OSVs, based on DWT, in our three core markets, which comprise 41% of the global supply. Our 44 U.S.-flagged OSVs comprise the second largest fleet of technologically advanced, new generation OSVs qualified for work in the U.S. GoM. Currently, 20 of our 44 U.S.-flagged OSVs (including five we plan to remove from stack in the coming months) and all four of our MPSVs operate in that area. We also operate 14 OSVs offshore Brazil and seven OSVs offshore Mexico. We believe that having scale in our selected markets benefits our customers and provides us with operating efficiencies.

Successful Track Record of Vessel Construction and Acquisitions. Our company has designed its operations and management systems in contemplation of additional growth through new vessel construction and acquisitions. Our management team has significant naval architecture, marine engineering and shipyard experience. We believe that our history of designing and managing the construction of 37 new generation vessels in our Upstream segment and eight vessels in our Downstream segment should provide us with the experience and ability to achieve an on-time, on-budget performance for our recently announced fifth OSV newbuild program discussed below. To date, we have successfully completed and integrated multiple acquisitions involving 70 vessels and have sold 35 vessels. We regularly consider possible acquisitions of single vessels, vessel fleets, and businesses that strategically complement our existing operations to enable us to grow our business.

Experienced Management Team with Proven Track Record. Our executive management team has an average of 28 years of domestic and international marine transportation industry-related experience. We believe that our team has successfully demonstrated its ability to grow our fleet through new construction and strategic acquisitions and to secure profitable contracts for our vessels in both favorable and unfavorable market conditions in domestic and foreign markets.

Our Strategy

Apply Existing and Develop New Technologies to Meet our Customers’ Vessel Needs. Our new generation OSVs and MPSVs are designed to meet the higher capacity and performance needs of our clients’ increasingly more complex drilling and production programs. In addition, our proprietary double-hulled tank barges were designed to maximize transit speed, improve cargo through-put rates and enhance crew safety features. We are committed to applying existing and developing new technologies to maintain a technologically advanced fleet that will enable us to continue to provide a high level of customer service and meet the developing needs of our customers. For example, in the immediate aftermath of the recent Deepwater Horizon incident at the Macondo well, we were able to showcase the versatility of our diversified fleet through our involvement in every major category of marine spill response and relief effort. This led to our two 370 class MPSVs recently being designated as dual-service spill response vessels by the Marine Spill Response Corporation, or MSRC, for the GoM, which should assist our customers in obtaining drilling permits.

Expand Fleet Through Newbuilds and Strategic Acquisitions. We plan to expand our fleet, as market conditions warrant, through construction of new vessels, retrofitting of certain vessels and strategic acquisitions. The 300 class vessels that we plan to build as part of our fifth OSV newbuild program, discussed below, will complement our multi-class fleet offering by adding vessels on the high-end of the equipment spectrum. These high-spec vessels are well-suited to service the substantial number of deep and ultra-deepwater drilling rigs that are currently under construction and expected to deliver over the next several years. In addition, we believe that acquisition opportunities are likely to arise in the Upstream segment. We intend to use our expertise and experience to evaluate and execute strategic acquisitions where the opportunity exists to expand our service offerings in our core markets and create or enhance long-term client relationships.

Pursue Optimal Mix of Long-Term and Short-Term Contracts. We seek to balance our portfolio of customer contracts by entering into both long-term and short-term charters. Long-term charters, which contribute to higher utilization rates, provide us with more predictable cash flow. Most of our long-term charters contain annual dayrate escalation provisions designed to allow us to keep pace with cost inflation. Short-term charters provide the opportunity to benefit from increasing dayrates in favorable market cycles. We plan our mix of long-term and spot market contracts with respect to our OSVs based on anticipated market conditions in our core markets. We typically seek to maintain sufficient long-term contract coverage to meet our debt service and other fixed obligations, such as recertification related drydocking charges.

Leverage Our Geographic Presence in Our Three Core Markets. We have strategically chosen to focus our efforts in three core geographic markets, the GoM, Brazil, and Mexico. While the GoM has and will continue to be a priority for us, we have recently expanded our presence in each of Brazil and Mexico as we anticipate long-term growth in those markets. We have maintained our Jones Act coastwise trade endorsements for over 70% of our vessels operating abroad. Given the relatively close proximity of these markets, we are able to readily move such vessels among them. We believe this will allow us to conduct a more thorough on-going alternative analysis for vessel deployments within such markets and, thus, better manage our portfolio of contracts to enhance dayrates and utilization over time as contracting opportunities arise. Currently, we have nearly 50% of our active OSV fleet located in Brazil and Mexico. In addition, we recently acquired 100% ownership of a Brazilian entity licensed in Brazil as a navigation company (EBN), which will allow us to streamline our operations and reduce costs in the future. In order to enhance our competitiveness in Mexico, we have re-flagged, or placed under Mexican registry, five of our older new generation U.S.-flagged vessels. We may re-flag additional vessels for use in our Mexican and Brazilian operations as market conditions warrant. Practically all of our remaining fleet is still in the GoM, which will allow us to benefit from our substantial operating leverage in the next up-cycle, which we believe has recently commenced.

Maintain Diversified Service-Offering. In addition to expanding our geographic footprint, our market strategy has been to diversify our revenue mix by adding many oilfield and non-oilfield specialty niche services. Our vessels have been adapted to operate in a host of oilfield specialty configurations, such as flotel services, extended-reach well testing, seismic, deepwater well stimulation, other enhanced oil recovery activities, high-pressure pumping, deep-well mooring, ROV subsea construction, installation, IRM work and decommissioning services. We have also ventured into diverse non-oilfield specialty services such as military applications, fiber-optic cable-lay, and oceanographic research. Our Downstream business also complements our Upstream segment by providing additional revenue and geographic diversification.

Glossary of Terms

“coastwise trade” means the transportation of merchandise or passengers by water, or by land and water, between points in the United States, either directly or via a foreign port;

“conventional” means, when referring to OSVs, vessels that are at least 30 years old, are generally less than 200’ in length or carry less than 1,500 deadweight tons of cargo when originally built and primarily operate, when active, on the continental shelf;

“deepwater” means offshore areas, generally 1,000’ to 5,000’ in depth;

“Deepwater Horizon incident” means the subsea blowout and resulting oil spill at the Macondo well site in the GoM in April 2010 and subsequent sinking of the Deepwater Horizon drilling rig;

“deep-well” means a well drilled to a true vertical depth of 15,000’ or greater, regardless of whether the well was drilled in the shallow water of the Outer Continental Shelf or in the deepwater or ultra-deepwater;

“DP-2” means a classification of dynamic positioning systems on new generation vessels to automatically maintain a vessel’s position and heading;

“DWT” means deadweight tons;

“flotel” means on-vessel accommodations services, such as lodging, meals and office space;

“GoM” means the U.S. Gulf of Mexico;

“high-spec” means vessels with cargo-carrying capacity of greater than 2,500 DWT (i.e., 240 class OSV notations or higher), and dynamic-positioning systems with a DP-2 classification or higher;

“IRM” means inspection, repair and maintenance, also known as “IMR,” or inspection, maintenance and repair, depending on regional preference;

“Jones Act” means the U.S. cabotage law known as the Merchant Marine Act of 1920, as amended;

“long-term contract” means a time charter of one year or longer in duration;

“Macondo” means the well site location in the deepwater GoM where the Deepwater Horizon incident occurred;

“MPSV” means a multi-purpose support vessel;

“MSRC” means the Marine Spill Response Corporation;

“new generation” means, when referring to OSVs, modern, deepwater-capable vessels subject to the regulations promulgated under the International Convention on Tonnage Measurement of Ships, 1969, which was adopted by the United States and made effective for all U.S.-flagged vessels in 1992 and foreign-flagged equivalent vessels;

“OSV” means an offshore supply vessel, also known as a “PSV,” or platform supply vessels, depending on regional preference;

“ROV” means a remotely operated vehicles; and

“ultra-deepwater” means offshore areas, generally more than 5,000’ in depth.

Item 9.01 – Financial Statements and Exhibits

(d)	– Exhibits

Exhibit Number	Description

99.1	Press Release dated November 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: November 7, 2011	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer